Exhibit 99.1

Contact:

John Luttrell, EVP and CFO

(949) 699-3918

WET SEAL TO ACQUIRE

ASSETS OF G+G RETAIL OUT OF BANKRUPTCY

FOOTHILL RANCH, CA, January 25, 2006 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that it has entered into an asset purchase agreement to acquire substantially all of the assets of G+G Retail, Inc. (“G+G”) in a transaction to be effected in G+G’s Chapter 11 bankruptcy proceeding which commenced today. In connection with the transaction and in an effort to facilitate the asset acquisition, an affiliate of Prentice Capital Management, LP, a principal investor in the Company, has made a commitment to provide G+G with debtor-in-possession financing which will enable G+G to continue as a going concern through the anticipated closing date of the Company’s asset acquisition. The Company’s offer for the assets being acquired is $15,200,000.

G+G currently operates 566 stores in the United States and Puerto Rico under the names Rave, Rave Girl and G+G. The Company anticipates that it will initially operate approximately 450 stores under these names but has reserved the right to reject additional leases under the Bankruptcy Code.

The Company and Prentice have agreed that upon the closing of the Company’s asset purchase, the amount outstanding under the debtor-in-possession facility will be retired by the Company by the issuance to Prentice of up to $10,000,000 in shares of the Company’s Class A Common Stock and the balance, if any, in cash. The amount of the shares to be issued to Prentice shall be calculated based upon the lesser of (x) the weighted average closing price of the Company’s Class A Common Stock over the 20 trading days immediately preceding today’s date and (y) the last closing sale price of the Company’s Class A Common Stock immediately prior to today’s date.

The acquisition is subject to the customary auction procedures provided for under the Bankruptcy Code, including the receipt of requisite court orders. There is no assurance that G+G will not receive a higher offer for the assets or that the Company will be the successful bidder at any auction conducted by G+G.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 402 stores in 46 states, the District of Columbia and Puerto Rico, including 309 Wet Seal stores and 93 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s acquisition of certain assets of G+G Retail, Inc. in connection with G&G Retail, Inc.’s pending bankruptcy, the opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.